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                                                                     EXHIBIT 4.4


                            CERTIFICATE OF INCREASE

                                       OF

                               SHARES DESIGNATED

                                       AS

                           PREFERRED STOCK, SERIES A

     American Health Properties, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     That the Certificate of Incorporation of said Corporation was filed in the office of the Secretary of State of Delaware on December 17, 1986 and a Certificate of Designations of the Preferred Stock, Series A, was filed in said office of the Secretary of State on April 12, 1990; and

     That the Board of Directors of said Corporation on November 11, 1997 duly adopted a resolution authorizing and directing an increase in the number of shares designated as Preferred Stock, Series A, from 250,000 shares to 350,000 shares, in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said American Health Properties, Inc. has caused this certificate to be signed by Michael J. McGee, its Senior Vice President and Chief Financial Officer, this 17th day of February, 1998.



                                       By:    /s/ MICHAEL J. McGEE
                                              -----------------------------
                                       Name:  Michael J. McGee
                                       Title: Senior Vice President and
                                              Chief Financial Officer